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                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                               TWELVE MONTHS ENDED
                             (Thousands of Dollars)

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                                                                   SEPTEMBER                SEPTEMBER
                                                                     2000                      1999

                                                              ---------------------   --------------------


Earnings

         Net Income                                                    $656,844                $718,914
         Federal Income Tax                                             280,285                 426,820
                                                              ---------------------   ---------------------

                    Total Earnings Before Federal Income Tax            937,129               1,145,734

Fixed Charges*                                                          376,241                 338,989
                                                              ---------------------   ---------------------
                    Total Earnings Before Federal Income Tax
                       and Fixed Charges                             $1,313,370              $1,484,723
                                                              =====================   =====================



         * Fixed Charges

         Interest on Long-Term Debt                                    $306,898                $291,252
         Amortization of Debt Discount, Premium and Expense              12,762                  13,687
         Interest on Component of Rentals                                17,579                  18,213
         Other Interest                                                  39,002                  15,837
                                                              ---------------------   ---------------------

                    Total Fixed Charges                                $376,241                $338,989
                                                              =====================   =====================



         Ratio of Earnings to Fixed Charges                                3.49                    4.38


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